EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:
Sara L. Wilkins
Vice President
Investor Relations & Corporate Communications
ProxyMed, Inc.
(954) 473-1001, ext. 300

          PROXYMED INC. ANNOUNCES REORGANIZATION AND $8.5 MILLION COST-
                              REDUCTION INITIATIVE

         FT. LAUDERDALE, FLA. - MAY 19, 2000 - ProxyMed Inc., (Nasdaq: PILL), a leading provider of eHealth physician solutions and business-to-business health care transaction services, today announced that its Board of Directors has commenced a reorganization aimed at reducing costs and reallocating resources. The Company estimates that the reorganization will reduce annual SG&A expenses by approximately $8.5 million, or 28%, and will reduce its overall workforce by 20%. The Company expects to take a pre-tax charge of approximately $1 million during the second quarter of 2000 related to the restructuring.

         The Board of Directors has assembled an executive committee that will closely monitor the progress of the Company. The committee, which will report to the Board of Directors, consists of current Board members Harold Blue and Peter Saunders, as well as outside consultant Cornelia Eldridge. Ms. Eldridge is president of Eldridge Associates, Inc., a management consulting firm which focuses on helping senior executives to strategically organize, manage, and implement their business plans. As previously announced on May 9th, the Board will be advised by an investment bank with respect to raising new capital. The investment bank will also evaluate other strategic alternatives.

         The Company also announced that it has accepted the resignations of its Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Chief Marketing Officer,

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and a senior sales executive, which were necessitated by the cost reduction plan. The recently formed executive committee will immediately commence a search for a new full-time chief executive to successfully implement the Company's plans and goals. In the interim, Harold Blue will act as Chief Executive Officer, reporting to the committee.

         The Company further announced that its profitable lab and B2B business segments would continue to be operated by Tom Hardy in Indiana and Lonnie Hardin in California, respectively. Jack Guinan will continue to grow and strengthen ProxyMed's eHealth initiatives from the corporate office in Florida.

         "We are undertaking decisive measures in an attempt to restore the true value of ProxyMed to its shareholders," said Harold Blue. "Today, ProxyMed has annual recurring healthcare revenue of $30 million from our lab, financial transactions, and eHealth businesses. Our immediate goal is to impose strict cost-saving measures as quickly as possible without sacrificing our eHealth initiative. We believe we can capitalize on the strengths of our core businesses and our loyal customer base to achieve our goals."

          "The capital markets are now sending a clear message that companies must show improved cash flow, and ProxyMed is determined to meet this challenge through our newly announced initiative. This reorganization carries with it the most difficult decision a management team can make - job reductions. This is painful both for those within the Company, who will be directly affected, and for those responsible for making this decision."

         "Recent studies have shown that in the next decade, more than 30% of the physician's time will be spent using Web-based tools. Healthcare providers will have to migrate their organizations toward the Internet to remain competitive. We believe that our Web portal, proxyMed.com, will be a strong contender in the race toward physician utilization of the Internet, especially given our existing physician connectivity to pharmacies, labs, and payers," Mr. Blue concluded.

ABOUT PROXYMED, INC.

         ProxyMed, Inc. is among the nation's largest and most experienced eHealth companies, supplying eSolutions to physicians and business-to-business healthcare

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electronic commerce services to health care information systems providers. The
Company's desktop software and its proxyMed.com Web site allow physicians to exchange clinical and financial messages with insurance companies, labs, pharmacies, suppliers, and patients in an efficient and secure manner - simplifying financial, administrative, and clinical processes and resulting in more cost-effective healthcare management and increased quality of patient care.

NOTE: THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS THAT REFLECT THE COMPANY'S CURRENT EXPECTATIONS REGARDING FUTURE EVENTS, INCLUDING THOSE RELATING TO THE REDUCTION IN THE COMPANY'S EXPENSES. WHILE THESE STATEMENTS REFLECT THE COMPANY'S BEST CURRENT JUDGMENT, THEY ARE SUBJECT TO RISKS AND UNCERTAINTIES. ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM PROJECTED RESULTS DUE TO A NUMBER OF FACTORS, INCLUDING, BUT NOT LIMITED TO ASSUMPTIONS, BELIEFS AND OPINIONS RELATING TO THE COMPANY'S ABILITY TO CONTINUE ITS BUSINESS OPERATIONS WITH FEWER EMPLOYEES AND CAPITAL RESOURCES AND THE COMPANY'S ABILITY TO COMPLY WITH THE TERMS OF THE REDEMPTION ARRANGEMENTS WITH CERTAIN HOLDERS OF ITS SERIES B CONVERTIBLE PREFERRED STOCK, PROXYMED'S GROWTH STRATEGY BASED UPON PROXYMED'S INTERPRETATION AND ANALYSIS OF HEALTHCARE INDUSTRY TRENDS AND MANAGEMENT'S ABILITY TO SUCCESSFULLY DEVELOP, MARKET, SELL AND IMPLEMENT ITS E-COMMERCE SOLUTIONS, CLINICAL AND FINANCIAL E-TRANSACTION SERVICES AND SOFTWARE APPLICATIONS TO PHYSICIANS, PHARMACIES, LABORATORIES, AND PAYERS. THESE FACTORS AND OTHER RISK FACTORS ARE MORE FULLY DISCUSSED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. PROXYMED EXPRESSLY DISCLAIMS ANY INTENT OR OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENTS.

MORE INFORMATION ON PROXYMED IS AVAILABLE ON ITS HOME PAGE AT
HTTP://WWW.PROXYMED.COM.